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                                                                   EXHIBIT 99.1

CLARCOR

FOR FURTHER INFORMATION CONTACT:
Marcia S. Blaylock
Vice President
Rockford, Illinois
815-962-8867

FOR IMMEDIATE RELEASE
MONDAY, MARCH 27, 2000


            CLARCOR ANNOUNCES GLOYD RETIREMENT; JOHNSON APPOINTED AS
                                CHAIRMAN AND CEO


ROCKFORD, IL, MARCH 27, 2000--CLARCOR INC. (NYSE: CLC) announced today that its Board of Directors appointed Norman E. Johnson, 51 years old, as Chairman, President and Chief Executive Officer at the Company's Annual Meeting on March 25, 2000. Lawrence E. Gloyd, 67 years old, retired as Chairman and Chief Executive Officer after serving CLARCOR for 16 years. The Board named Gloyd as Chairman Emeritus and he will continue to serve on CLARCOR's Board of Directors.

Gloyd's retirement and Johnson's appointment to succeed him were part of a succession plan adopted by CLARCOR's Board of Directors five years ago.

Gloyd became associated with CLARCOR in 1984 when he joined the Board of Directors as an outside director. He joined active management as President & Chief Operating Officer in 1986, Chief Executive Officer in 1988 and Chairman in 1991. During his tenure revenues have grown by more than four-fold and earnings have more than doubled. Gloyd concludes his career with CLARCOR with seven consecutive years of earnings increases.

Johnson joined CLARCOR as President of its Baldwin Filter subsidiary in 1990. He became Group Vice President-Filtration Products in 1993 and was appointed President and Chief Operating Officer in 1995 and a Director in 1996.

"Norm Johnson brings a strong track record of demonstrated success and has made substantial contributions to our growth during the past decade," said Gloyd. "He's the right leader for CLARCOR at the right time. Moreover, we have a strong team of leaders behind him and together, I am very confident they will bring CLARCOR to greater success in the future."

CLARCOR is based in Rockford, Illinois and is a diversified marketer and manufacturer of mobile, industrial and environmental filtration products and consumer and industrial packaging products sold in domestic and international markets. Common shares of the Company are traded on the New York Stock Exchange under the symbol CLC.